Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of the date the Employee commences employment with the Company, which date is expected to be on or before February 1, 2022 (the actual first day of employment with the Company, the “Effective Date”, BETWEEN:

Mr. Kenneth Galbraith, having a residence at Corners, Moules Lane, Hadstock, Cambridge, UK CB21 4PD (the “Employee”)

AND:

ZYMEWORKS INC., a corporation registered in the Province of British Columbia and having its principal place of business at 540-1385 West 8th Avenue, Vancouver, BC, V6H 3V9, Canada (the “Company”)

WHEREAS

A.	The Company is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics;

B.	The Employee has experience in biopharmaceutical leadership, and/or related skills and expertise and wishes to contribute such experiences to the development and growth of the Company’s business; and

C.

The Company has agreed to offer employment to the Employee, and the employee has agreed to accept employment with the Company on the terms and conditions set out in this Agreement and Appendices hereto.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the promises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE 1 – GENERAL

1.1	Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:

(a)

“Business” means the business of researching, developing and commercializing therapeutic proteins, antibodies, and any other research, development and manufacturing work considered, planned or undertaken by the Company and with which the Employee was materially involved during the last 12 months of the Employee’s employment with the Company;

(b)

“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or one or more of its affiliates, or by one of its clients or suppliers, or by any third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following:

(i)

the products and confidential or proprietary facts, data, techniques, materials and other information related to the business of the Company, including all related development or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, computer models, prototypes and patterns;

(ii)

information regarding the Company’s business operations, methods and practices, including corporate strategy, market research, market strategies, marketing plans, public relations strategies, product pricing and strategies, advertising sources, lists and information concerning current and prospective customers, billing information, suppliers, packaging, merchandizing, distribution, methods of production, manufacturing, pending projects or proposals, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company, including business plans and projections and information regarding the Company’s financial condition, operations, assets and liabilities, financial data, business structures, business ventures, existing or contemplated businesses, products, or services;

(iii)	employee information, contacts, and wage information (other than Employee’s own); and

(iv)	technical and business information of, or regarding, the Company’s Associates.

The above list is not exhaustive, and Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used;

(c)

“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are or have been conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures) at any time;

(d)	“Excluded Developments” means any Development that meets the following requirements:

an invention for which no equipment, supplies, facility, or Confidential Information of the employer was used and which was developed entirely on the employee’s own time, unless the invention relates (A) directly to the business of the employer, or (B) to the employer’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the employee for the employer.

(e)

“Key Employee” means any person employed, appointed or engaged by the Company or any member of the Company’s group whether as an employee, worker or consultant in any senior, executive, technical, advisory, or sales capacity (excluding clerical and administrative staff) who could materially damage the interests of the Company if they were to work for any business concern engaged in the field of the Business and with whom the Employee dealt or worked during the last 12 months of the Employee’s employment with the Company; and

(f)

“Prior Developments” means any Development that the Employee establishes was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company.

1.2

Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

ARTICLE 2 – EMPLOYMENT

2.1	Services.

On the Effective Date, the Employee will commence employment with the Company in the position of Chair, President, and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board of Directors”), on the terms and conditions set out in this Agreement. On the Effective Date, the Employee will be appointed to serve as a member of the Board of Directors.

The Employee’s period of continuous employment for the purposes of the Employment Rights Act 1996 and any other applicable statutory requirements began on the Effective Date.

The Employee’s principal place of employment initially will be at his home in the United Kingdom, although the Employee understands and agrees that he may be required to travel to Vancouver, BC, Seattle, WA, or otherwise from time to time for business reasons (not to exceed 182 days per calendar year). It is expected that on or before the date that is eighteen (18) months following the Effective Date, the Employee will permanently relocate to Vancouver, BC or Seattle, WA, and his principal place of employment following his relocation will be the Company’s offices in such applicable city to which he relocates. Upon such relocation occurring, the Company and Employee may execute amendments to this Agreement to reflect any legally required changes to the terms of Employee’s employment that are related to Employee’s relocation.

2.2	The Employee warrants that by entering into this Agreement he will not be in breach of any express or implied terms of any contract with or any other obligations to any third party.

2.3	Qualifications.

(a)

The Employee’s employment is conditional on him having, and at all times during his employment continuing to have, the right to live and work for the Company in the country in which the Employee is residing (for clarity, within the United Kingdom prior to relocation and within Canada or the United States, as applicable, after relocation). The Employee undertakes to notify the Company immediately if any such right to work ceases, or is reasonably expected to cease during his employment with the Company and to immediately provide the Company with written details of changes to his personal circumstances or immigration status that might affect his immigration permission or the right to work evidence that the Employee has provided previously to the Company.

(b)

The Employee acknowledges that the falsification or misrepresentation of qualifications, including but not limited to education, skills, prior experience, depth and/or breadth of knowledge, references or similar matters, used to secure the position of Chair, President, and Chief Executive Officer, represents a breach of this Agreement.

(c)

Subject to the direction and control of the Board of Directors, the Employee will perform the duties and responsibilities typically associated with such title and such other duties and responsibilities that may be reasonably assigned to him by the Board of Directors from time to time.

2.4	Throughout the term of this Agreement, the Employee will:

(a)	diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company;

(b)	devote himself in a full-time capacity to the business and affairs of the Company;

(c)	adhere to all applicable policies and procedures of the Company as in effect and as amended from time to time, including but not limited to the Company’s Code of Business Conduct and Ethics;

(d)	exercise the degree, diligence and skill that a reasonably prudent chief executive officer would exercise in comparable circumstances;

(e)

refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company except in accordance with Sections 2.8 and 2.9 herein and as outlined under the Conflict of Interest guidelines in the Company’s corporate policies and procedures as in effect and as amended from time to time; and

(f)

not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.

2.5

The Employee acknowledges that he holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that the Employee accepts that by signing this Agreement he has agreed that, insofar as it would apply to his employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Employee withdraws such agreement by giving to the Company not less than three months prior notice in writing.

2.6

The Company takes a zero-tolerance approach to tax evasion. The Employee must not engage in any form of facilitating tax evasion, whether under UK, Canadian, or US law or under the law of any other country. The Employee must immediately report to the Board of Directors any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

2.7

The Employee will disclose to the Board of Directors all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the Company. The Board of Directors will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that the Board of Directors, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as the Board of Directors agrees. The Employee will immediately certify in writing to the Board of Directors that he has discontinued such activity and that he has, as required by the Board of Directors, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described in Section 2.4(f) herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to the Board of Directors.

2.8

The Employee will not be employed by another company or provide consulting or other services to other companies or commercial entities while employed by the Company, without the expressed written permission of the Board of Directors. By seeking and accepting employment with the Company, the Employee recognizes that the Employee is employed by the Company for the expressed benefit of advancing the scientific, development and business objectives of the Company and that concurrent employment outside the Company may detract from those objectives. As of the Effective Date, the Board of Directors acknowledges and provides express permission that the Employee will continue to be permitted to engage in the activities described in Schedule 1 on the terms set forth on Schedule 1, for so long as such activities do not materially conflict with the Employee duties and responsibilities to the Company.

2.9

Notwithstanding Sections 2.4, 2.6, 2.7, and 6.6, the Employee is not restricted from nor is required to obtain the consent of the Company to make passive investments constituting an ownership interest of 5% or less in any company which is involved in pharmaceuticals or biotechnology with securities listed for trading on any U.K., Canadian or U.S. stock exchange, quotation system or the over-the-counter market.

2.10	For the purposes of Sections 2.4, 2.6, and 2.9 herein, “Employee” includes any entity or company owned or controlled by the Employee.

ARTICLE 3 – COMPENSATION

3.1

Base Salary. As compensation for all services rendered for the position described under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company a base salary at the rate of $600,000 (USD) per annum. The base salary will be paid semi-monthly, in equal instalments and shall be subject to such deduction of tax and National Insurance or other applicable contributions as is required by law in the United Kingdom, Canada or the United States, as applicable.

3.2

Stock Options. As a material inducement to the Employee joining the Company, on the Effective Date, the Employee shall be granted 500,000 options to acquire common shares of the Company (the “Shares”), provided the Employee is employed by the Company on the grant date (the “Options”). The exercise price of the Options will be set in accordance with the terms of the Company’s Amended and Restated Stock Option and Equity Compensation Plan, or such other relevant plan as may be in effect on the grant date (including the Company’s Inducement Stock Option and Equity Compensation Plan) (the “Equity Compensation Plan”), and the Options will vest and become exercisable in accordance with the terms of such Equity Compensation Plan. A copy of the Company’s Amended and Restated Stock Option and Equity Compensation Plan is attached hereto as Appendix “A”.

For the avoidance of doubt, the rights and obligations of the Employee under the terms of his office or employment with the Company (or any other member of the Company’s group) shall not be affected by their participation in any Equity Compensation Plan or Incentive Plan, or any right which they may have to participate in it. By participating in an Equity Compensation Plan or Incentive Plan, as applicable, the Employee waives any and all rights to compensation or damages in consequence of the termination of their office or employment for any reason whatsoever insofar as those rights arise or may arise from them ceasing to have rights granted under such a plan as a result of such termination. Participation in an Equity Compensation Plan or Incentive Plan, as applicable, shall not confer a right to continued employment upon any individual who participates in it. The grant of any option or award under an Equity Compensation Plan or Incentive Plan, as applicable, does not imply that any further option or award will be granted nor that the Employee has any right to receive any further option or award.

3.3

Incentive Plans. The Employee shall be entitled to participate in certain incentive programs for the Company’s Employees, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (including target annual bonus as described in Section 3.4) (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion. A copy of the Company’s Amended and Restated Employee Stock Purchase Plan is attached hereto as Appendix “B”.

3.4

Target Annual Bonus. Subject to the discretion of the Board of Directors based on factors it determines appropriate, including Company performance, the Employee will be eligible to earn an annual cash bonus, with an initial target amount of 60% of base salary. The achieved portion (if any) of the annual cash bonus will be payable in USD, less applicable tax withholdings, and subject to the Employee’s continued employment through the calendar year for which the annual cash bonus relates. For 2022, the Employee will be eligible to receive up to a full (non-prorated) bonus based on achievement of the applicable performance objectives.

3.5

Performance and Salary Review. The Board of Directors will review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans annually beginning in January 2023, or as otherwise approved by the Compensation Committee, with interim reviews, coaching and feedback throughout the year to support the Employee in his career development objectives and the achievement of personal, departmental and corporate goals. The timing of performance and salary reviews may from time to time be amended by the Board of Directors in its sole discretion and the Board of Directors will be under no obligation to increase the Employee’s salary.

3.6

Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement, including reasonable travel and living expenses when Employee travels from his existing home to Vancouver, BC or Seattle, WA, as applicable, to fulfill his duties. In addition, the Company will reimburse or otherwise pay for the reasonable airfare and lodging expenses incurred by the Employee and his immediate family for one trip per calendar year to Vancouver, BC or Seattle, WA as applicable, that occurs prior to the end of 2023. Reimbursement or payment of such expenses will be made in accordance with the Company’s policies.

3.7

Professional Fees. The Company will reimburse the Employee for annual registration and/or licensing fees required to maintain the Employee’s status as a member in good standing with the appropriate professional bodies required to continue effective employment, and which were held by the Employee as of the Effective Date. The Company will reimburse reasonable costs incurred by the Employee to complete the minimum annual continuing professional development requirements required to maintain such status.

3.8

Vacation. In addition to the normal public holidays in the country and regional jurisdiction in which the Employee is resident, the Employee will be eligible for 20 days’ paid vacation per calendar year, and pro rata for any shorter period. In accordance with the Company’s People policies, vacation time in excess of ten (10) days not taken during the year in which it is earned may not be carried forward into the subsequent year without the written pre-approval of the Board of Directors. Unused vacation time will not be paid out at the end of the fiscal year. Upon termination, vacation not taken in the calendar year will be paid out according to the Employees’ annual salary rate prorated to the number of days’ vacation not taken.

3.9

Benefits. The Employee will be eligible to participate in benefit plans generally available to Employees of the Company, subject to the terms and conditions of such plans from time to time in force. Prior to the Relocation Date, the Company will provide the Employee and his immediate family with employee benefits in the United Kingdom that, in the aggregate, are reasonably consistent with those offered to the Employees of the Company, not taking into account any legal required benefits.

3.10

Pension. The Company will comply with its obligations under the Pensions Act 2008. It will automatically enrol the Employee into a qualifying pension scheme, but may postpone the Employee’s enrolment by up to three months. Once the Employee has been enrolled he may choose to opt out of membership of the pension scheme but may be re-enrolled from time to time, as required under and in accordance with the automatic enrolment laws. If the Employee has been automatically enrolled into the pension scheme, then while the Employee is a member of that scheme:

(a)	the Company will make at least the minimum contributions it is required to make; and

(b)	the Employee will contribute at least the amount required, when added to any Company contribution, to make up the total contribution required,

in accordance with automatic enrolment laws in force from time to time. Subject to these minimum contribution levels for the Employee and the Company, the Employee will be informed of the contribution options (if any) available on joining the pension scheme

3.11

Sick Leave. The Employee will be entitled to accrue and take sick leave in accordance with the Company’s policies and procedures. Payments made to the Employee during any period of sick leave shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence. Unused sick days will not be paid out or carried forward into the subsequent year.

3.12

Other Paid Leave. Apart from vacation, the Employee may be entitled to the following other paid leave: paternity leave, adoption leave, shared parental leave, parental bereavement leave, time off for trade union duties and such other statutory leave as may be available from time to time in accordance with the Company’s policies and governing laws of the country and region in which the Employee is resident. Any leave will be subject to statutory eligibility requirements which are available from the Board of Directors.

3.13	Training. There are no particulars in relation to training.

3.14

Relocation Expenses. If, during the first eighteen (18) months following the Effective Date, the Employee relocates to Vancouver, BC or Seattle, WA (the date of such relocation, the “Relocation Date”), the Company will pay or otherwise reimburse the Employee up to a maximum gross amount of $300,000 (USD) for the reasonable moving expenses incurred by the Employee and his immediate family for their relocation from the Employee’s primary residence to the Vancouver, BC or Seattle, WA area. All reimbursement requests made pursuant to this section must be submitted in accordance with the Company’s reimbursement policy, including appropriate substantiation for any such requests, and will be grossed-up for the impact of any taxable withholding related to such reimbursement. The total amount reimbursed shall be repayable, in full, to the Company if the Employee’s employment with the Company terminates for any reason, including by resignation, within two (2) years following the Effective Date.

3.15

Temporary Housing. During the term of Employee’s employment with the Company through the earlier of (i) the Relocation Date or (ii) the date that is eighteen (18) months following the Effective Date, the Company will secure temporary housing for the Employee in Vancouver, BC, and pay directly the rental costs for such temporary housing, grossed up for applicable tax withholding.

3.16

Tax Equalization. If the Employee is subject to income taxation or other taxation outside of United Kingdom (“Foreign Tax”) in a given tax year, the Company shall provide the Employee with a tax equalization payment (the “TEP”). The TEP shall equal the difference between the amount of (i) the sum of the total of any Foreign Tax and any United Kingdom federal, state, local, or social taxes that the Employee is or will be obligated to pay for the applicable tax year (after giving effect to any and all foreign tax credits for United Kingdom tax) and (ii) the amount of United Kingdom tax and national insurance contributions that Employee will be or would have been liable for had he worked in the United Kingdom for the entire tax year. The TEP shall be fully “grossed-up” for tax purposes such that after taking into account the gross-up, the amount of the payment pursuant to this Section shall include the full amount of the TEP and related taxes attributable to the payment of the TEP and any taxes on the gross-up amount. If the Company, in consultation with its outside tax advisors, determines it is necessary or appropriate for tax optimization, the Company will pay or otherwise remit the TEP in advance of the applicable date in which the compensation is earned. If the Employee will receive a TEP for a given tax year, the Company shall arrange for tax preparation assistance for the Employee for such tax year and shall either pay the tax preparation provider directly or shall reimburse the Employee for the reasonable costs of such tax preparation service (any such reimbursements shall be made in the same manner, and subject to the same receipt and documentation requirements, as the reimbursement of business expenses pursuant to Section 3.6.

ARTICLE 4 – TERM AND TERMINATION

4.1

Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination of Employee’s employment with the Company by either the Employee or the Company in accordance with Section 4.2 of this Agreement.

4.2	Termination.

(a)	The Company may terminate the employment of the Employee at any time by providing the Employee with:

(i)	written notice or payment in lieu of notice to the Employee as follows:

A.

twelve (12) months of notice or the equivalent of twelve (12) months of base salary as of the date notice is given, or any combination thereof that totals twelve (12) months of combined notice and base salary, if termination of employment occurs during the first three years of employment measured from the Effective Date (with any base salary equivalent payable over twelve (12) months, or sooner, at the sole discretion of the Company, subject to the requirements to pay termination under applicable employment standards legislation); and

B.

commencing in the fourth year of employment measured from the Effective Date, an additional one (1) month of notice or the equivalent of one (1) month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen (18) months (payable over eighteen (18) months, or sooner, at the sole discretion of the Company, subject to the requirements to pay termination pay under applicable employment standards legislation); and

(ii)

to the extent permitted by the applicable benefit plan, continuation of group extended health and dental benefits through the applicable notice period stated in Section 4.2(a) herein (where all other benefits terminate on the last day worked by the Employee). The Company’s rights to terminate the Employee’s employment apply even where such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

(iii)

The Company may in its sole and absolute discretion terminate the Employee’s employment forthwith at any time and with immediate effect (whether or not notice to terminate has already been given) by notifying the Employee that it is exercising its right to do so and thereafter will pay a lump sum equal to his basic salary only in accordance with clause 4.2(a) in lieu of any required notice or balance of such notice, tax and National Insurance contributions or similar statutory deductions if the Employee is resident outside the United Kingdom (“Payment in Lieu”). The Employee shall have no right to receive a payment under this clause unless the Company has exercised its discretion to do so.

(b)

Termination on Death or Disability. In the event of the death or “Disability” of the Employee during the course of employment, the Employee, or his estate, shall receive (x) a lump sum payment equal to the difference between (1) eighteen (18) months of base salary plus target annual cash bonus as of the date of death or Disability and (2) the amount that the Employee or his estate will receive as a result of death or Disability under the Company’s appliable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for 18 months (or lump sum payment for the premium costs of such benefits in lieu thereof), subject to the requirements to pay termination pay under applicable employment standards legislation), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to the Employee as of the date of death or Disability. “Disability” means “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that the Employee.

(c)

Resignation. The Employee may terminate his employment with the Company by giving prior written notice to the Board of Directors of not less than thirty (30) days or such shorter period as the Employee and the Board of Directors may agree. The Board of Directors may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period instead.

(d)

Garden Leave. If written notice is given by either party to terminate the Employee’s employment or in circumstances where the Employee has purported to resign without giving due notice the Company may:

(i)	require the Employee to perform such duties as the Board of Directors may direct at such location as the Board of Directors may decide;

(ii)	require the Employee to perform no duties;

(iii)	require the Employee not to contact or have any communication with any employee, officer, director, agent or consultant of the Company or of Associates; and

(iv)

require that the Employee does not access or seek to use, access, download, save or otherwise retain copies of any of the Company’s materials, records and other information, databases, electronic communications or storage systems, and in each case the Company will continue to pay the Employee salary and provide all other benefits arising under this agreement during the period of notice. During such period of notice, the Employee shall remain an employee of the Company and bound by the terms of this agreement including any implied duties of good faith and fidelity.

(e)

Termination following Change of Control. Notwithstanding any other provision in this Agreement, if on or within twelve (12) months following a Change of Control (as defined below) or within three months prior to a Change of Control, the Employee’s employment is terminated by the Company without cause, subject to the Employee entering into a valid and enforceable settlement agreement with the Company on terms satisfactory to the Company and under which the Employee waives all contractual and statutory rights and claims against the Company and each member of its group in accordance with section 203(3)(c) of the Employment Rights Act 1996 or any other applicable laws, having sought independent legal advice on the terms of the agreement, the Employee shall receive as severance (x) a lump sum payment of eighteen (18) months of base salary and 100% of target annual cash bonus as of the date of termination, and (y) group extended health and dental benefits continuation as of the date of termination for 18 months (or lump sum payment for the premium costs of such benefits in lieu thereof), subject to the requirements to pay termination pay under applicable employment standards legislation), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to the Employee as of the date of termination. For all purposes of this Agreement, “Change of Control” means:

(i)

the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert constitutes for the first time in the aggregate 40% of more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(ii)

the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(iii)	consummation of a sale of all or substantially all of the assets of the Company; or

(iv)	the consummation of a reorganization, plan of arrangement, merger, or other transaction which has substantially the same effect as to above.

Payment under Section 4.2(e) herein will be in lieu of and not in addition to payment under Section 4.2(a) or Section 4.2(b), as applicable.

(f)

Compliance with Employment Standards. Regardless of the reasons for termination of employment the Company shall pay to the Employee any wages earned to the date of termination, any accrued but unused vacation pay, any unpaid expenses properly incurred in the performance of the Employee’s duties or any other amounts required to be paid by applicable employment standards legislation.

4.3

Termination without notice: Notwithstanding clause 4.2, the Company shall be entitled to terminate the Employee’s employment summarily by written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to the Employee’s continuing obligations under this Agreement):

(a)

if the Employee commits by act or omission any serious or wilful or (after warning) persistent breach or breaches of any express or implied term of this Agreement or refuses or neglects to comply with any reasonable direction of the Company;

(b)

if the Board of Directors has reason to believe that the Employee has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board of Directors renders the Employee unfit to continue as an executive of the Company;

(c)

if the Board of Directors has reason to believe the Employee has done anything which would be likely adversely to prejudice the reputation or interests of the Company for which the Employee has performed duties during his employment;

(d)

if the Employee shall petition for a bankruptcy order or have a bankruptcy order made against him or take the benefit of any legislation for the relief of insolvent debtors or make any composition with his creditors or shall become prohibited by law from being a director or taking part in the management of the Company whether under the Company Directors Disqualification Act 1986 or any other applicable laws, or any statutory modification or re-enactment thereof for the time being in force or otherwise;

(e)

if any information relating to the Employee’s suitability for employment by the Company and provided in the course of applying for employment is found to be untrue or misleading or if the Employee ceases to be eligible to work in the United Kingdom, Canada or the United States, as applicable; or

(f)	the Employee engages in any act or omission that would amount to a fundamental breach of this Agreement and justify summary dismissal of employment.

4.4

Stock Options on Termination. Except as provided by Sections 4.2(a) and (e), the vesting and exercise of any stock options granted to the Employee in the event the Employee’s employment with the Company or this Agreement is terminated, for any reason, shall be governed by the terms of the Equity Compensation Plan and any applicable stock option agreement in effect between the Company and the Employee at the time of termination.

4.5

Benefits Continuation and No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise. Notwithstanding the forgoing, the Employee is required to report to the Company if he obtains replacement benefits coverage through new employment during any period of group extended health and dental benefits continuation contemplated by this Article 4, and such benefits coverage by the Company will cease effective the date the Employee receives such new coverage and the Employee will not be entitled to any payment in respect of such benefits coverage from the Company in respect of any notice period or severance payment contemplated in this Article 4.

4.6

No Additional Payments. Payment of severance, in accordance with Section 4.2(a), Section 4.2(c), or Section 4.2(e) above, to the Employee (or his estate) by the Company will be full and adequate compensation to the Employee (or his estate) with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee (or his estate) waives any right that he may have to claim further payment, compensation or damages from the Company.

4.7	Duties on Termination. Upon the termination of the Employee’s employment for whatever reason or after notice having been served the Employee shall forthwith, if so required by the Company:

(a)

hand over to the Company all documents, books, materials, records, correspondence, papers, passwords, login details and information (on whatever media and wherever located) relating to the business of the Company or any group member, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or any group member which may be in the Employee’s possession, custody, care or control;

(b)

irretrievably delete any information relating to the business of the Company or any group member stored on any magnetic or optical disc or memory and all matter derived therefrom which is in the Employee’s possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require; and

(c)	resign without any claim for compensation or damages from any office or appointment held by the Employee in the Company or in any group member.

4.8	Survival. Upon a termination of this Agreement for any reason, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7, and Article 8.

ARTICLE 5 – CONFIDENTIALITY

5.1	Confidential Information.

(a)

Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company. The Company has a legitimate business interest in protecting its Confidential Information, including its trade secrets, as well as its substantial and ongoing customer, industry, and employee relationships. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.

(b)

Non-Disclosure, Use and Reproduction of Confidential Information - The Company and its related entities, parents, subsidiaries, predecessors, successors, and affiliates, may provide and make available to the Employee certain Confidential Information regarding its business. This Confidential Information is of substantial value and highly confidential, is not known to the general public, is the subject of the Company’s reasonable efforts to maintain its secrecy, includes professional and trade secrets, and is being provided and disclosed to the Employee solely for use in connection with and during the Employee’s employment with the Company. The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except as required to perform the duties of the Employee for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information. Without limiting the foregoing, the Employee:

(i)

will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;

(ii)

will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than to an employee, officer, or director of the Company but only upon a “need to know” basis for the benefit of the Company, without the prior written authorization of the Board of Directors; and

(iii)

will not, except as required by the Employee’s position, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.

(c)

Legally Required Disclosure - Notwithstanding the foregoing, to the extent the Employee is required by law to disclose any Confidential Information, the Employee will be permitted to do so, provided that notice of this requirement is delivered to the Company in a timely manner, so that the Company may contest such potential disclosure.

(d)

Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company.

(e)	Exceptions - The non-disclosure obligations of Employee under this Agreement shall not apply to Confidential Information which the Employee can establish:

(i)	was known to the Employee prior to the Effective Date;

(ii)	is, or becomes, readily available to the public other than through a breach of this Agreement;

(iii)	is disclosed, lawfully and not in breach of any contractual or other legal obligation or regulatory body of a competent jurisdiction, to Employee by a third party;

(iv)	through written records, was known to Employee, prior to the date of first disclosure of the Confidential Information to Employee by the Company; or

(v)

The non-disclosure obligations of Employee under this Agreement shall not prevent him from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

5.2	Ownership of Developments

(a)

Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company, except Excluded Developments, and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each such Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.

(b)	Excluded Developments and Prior Developments - The Company acknowledges that it will not own any Excluded Developments or Prior Developments.

(c)

Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments or Prior Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments and Prior Developments in confidence.

(d)

Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments and Prior Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.

(e)

Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that, unless the Company agrees in writing otherwise, the Employee will not use or incorporate any Excluded Development or Prior Development in any work product, services, or other deliverables the Employee provides to the Company. If the Employee uses or incorporates any Excluded Development or Prior Development with the Company’s permission, as provided above, the Employee (i) represents and warrants that he or she owns all proprietary interest in such Excluded Development or Prior Development and grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Excluded Development or Prior Development.

(f)

Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any nondisclosure, non-compete or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company.

(g)

Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.

5.3	Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that:

(a)	an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(i)

is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual:

(i)	files any document containing the trade secret under seal; and

(ii)	does not disclose the trade secret, except pursuant to court order.

ARTICLE 6 – RESTRICTIVE COVENANTS

6.1

Non-solicitation by the Employee. The Employee agrees that at any time while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company induce or attempt to influence or otherwise endeavor to entice away, directly or indirectly, a Key Employee of the Company to leave the employ or engagement of the Company.

6.2

Non-competition. The Employee agrees that while employed by the Company and for a period of six (6) months thereafter, the Employee will not, without the prior written consent of the Company, directly or indirectly, anywhere in Canada or the United States or the UK or any other jurisdiction in which the Company is materially active in relation to the Business, be employed by or provide any professional services to any person or entity or business that is engaged or intends to be engaged in the field of the Business which would have the necessary or probable result of the Employee, in competition with the Company or any member of its group, being engaged in the Business.

6.3

Reduction of Period of Restrictions. The periods for which the restrictions in clause 6.1 and 6.2 apply shall be reduced by any period that the Employee has been excluded pursuant to clause 4.2(d) of this Agreement.

6.4

Group Companies. The Employee hereby agrees that the Employee will at the request and cost of the Company enter into a direct agreement or undertaking with any associated company of the Company whereby the Employee will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 6 (or such of them as may be appropriate in the circumstances) in relation to such activities and such areas and/or such periods as any such associated company may require for the protection of its legitimate interests.

6.5

Reasonableness of Non-competition and Non-solicitation Obligations. The Employee confirms that the obligations in Sections 6.1 and 6.2 are fair and reasonable and are no greater than are reasonably necessary to give the Company protection of its legitimate interests given that, among other reasons:

(a)

the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or

(b)

the Employee will be performing important development work on the products or services owned, developed or marketed by the Company; and the Employee agrees that the obligations in Sections 6.1 and 6.2, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s good will, trade secrets and proprietary interests and that given the Employee’s general knowledge and experience they would not prevent the Employee from being gainfully employed if the employment relationship between the Employee and the Company were to end. The Employee further confirms that the geographic scope of the obligation in Section 6.2 is reasonable given the nature of the market for the products and business of the Company. The Employee also agrees that the obligations in Sections 6.1 and 6.2 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement.

6.6

Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any business in competition with the Business unless the Employee receives prior written authorization from the Company.

6.7	Acknowledgments. The Employee acknowledges that as of the date of this Agreement:

(a)

a breach of this Agreement would cause the Company irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein; and

(b)

in the event it is necessary for the either party to retain legal counsel to enforce any of the terms and conditions of this Agreement, the prevailing party will pay the other parties’ reasonable legal fees, court costs and other related expenses.

ARTICLE 7 – ENFORCEMENT

7.1

Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Province of British Columbia, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.

ARTICLE 8 – GENERAL

8.1

Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.

8.2

Data Protection. The Company may collect, hold, process or transfer personal and sensitive personal data relating to the Employee as set out in, and for the purposes set out in, the privacy notice provided to the Employee and the Company’s data privacy policy. The Employee shall comply with the Company’s policies when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. The Company may, from time to time, monitor the Employee’s use of the internet and of email communications received, created, stored, sent or forwarded by the Employee on systems and equipment provided by the Company to the Employee for the performance of his duties, as set out in, and for the purposes set out in, the privacy notice. In limited cases where the Employee’s consent is appropriate to and sought for specific processing, a separate consent notice will apply. The privacy notice, privacy policy and any separate consent notices where relevant or required do not form part of this Agreement.

8.3	Grievance, disciplinary and dismissal procedure. A copy of the disciplinary rules and procedures of the Company can be obtained from the Board of Directors. They do not form part of this Agreement.

8.4	Independent Legal Advice. The Employee specifically confirms that he has been advised to retain his/her own independent legal advice prior to entering into this Agreement.

8.5

Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

8.6

Assignment and New Agreement. The Employee cannot assign his interest in this Agreement. The Employee agrees that the Company may assign its interests in this Agreement to any group member of the Company including any English subsidiary or branch that may exist from time to time. The Employee agrees that the Employee will execute a similar agreement to this Agreement should the Company merge with another company or should the shares in the Company be transferred, or where the group of companies of which the Company is part is subject to restructuring, or should the Employee’s employment be transferred to any entity pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or such replacement legislation having the same or similar effect).

8.7	Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

8.8

Entire Agreement. The Appendices to this Agreement, together with the terms and conditions contained within this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, understandings and arrangements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

8.9

Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the Employee and a representative of the Company duly authorized by the Board of Director to executive such amendment. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

8.10	Governing Law. This Agreement will be governed by and construed, enforced and interpreted non-exclusively in accordance with the laws of England and Wales, except as specified in Article 5.3 above.

IN WITNESS WHEREOF the parties have executed this Agreement as of the last date written below.

ZYMEWORKS INC.

By:	/s/ Lota Zoth
Lota Zoth

January 5, 2022
Date

SIGNED AND DELIVERED by Employee:

/s/ Kenneth Galbraith
Signature

January 5, 2022
Date

SCHEDULE 1

OUTSIDE ACTIVITIES

1. Director and Chair of the AC for MGNX which the Employee will resign from concurrent upon signing this Agreement.

2. Board Chair for Kalium Health, for which the Employee will remain on the Board until his term expires in June 2023.

3. Director and Chair of the Audit Committee for Profound Medical to whom the Employee will provide notice concurrent with signing this Agreement and Employee will resign as Chair of the Audit Committee no later than Profound Medical’s 2022 annual stockholders meeting (expected May 2022) and resign as Director no later than Profound Medical’s 2023 annual stockholders meeting (expected May 2023).

4. EIR at Syncona Investment Management Limited in London to whom the Employee will provide notice of his resignation concurrent with signing this Agreement.

APPENDIX A

ZYMEWORKS INC. AMENDED AND RESTATED STOCK OPTION AND EQUITY COMPENSATION PLAN

Please find enclosed a copy of the Zymeworks Inc. Amended and Restated Stock Option and Equity Compensation Plan.

APPENDIX B

ZYMEWORKS INC. AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Please find enclosed a copy of the Zymeworks Inc. Amended and Restated Employee Stock Purchase Plan.